UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2018

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2018, we entered into an Office Lease (“Lease”) with Kilroy Realty Finance Partnership, L.P. for a total of approximately 135,936 square feet of space located at 360 Third Street, San Francisco, California (the “Third Street Location”).  The leased space will be delivered to us in seven phases, with delivery of the first phase of space (“Phase I Premises”) approximately upon the execution and delivery of the Lease and the delivery of the final phase of space anticipated to occur in November 2019.

The term of the Lease will commence on the earlier of (i) the date upon which we first commence to conduct business in the Phase I Premises and (ii) four months following the date the Phase I Premises are delivered to us, and will expire on January 31, 2030, subject to our right to extend the term of the Lease for one five-year period.

The annual base rent for the leased space at the Third Street Location is $80 per rentable square foot on an industrial gross basis. When we take possession of all seven phases of space provided by the Lease (anticipated to occur around February 1, 2020), the monthly base rent for the Third Street Location will be $906,240, which will escalate each year over the term at an annual rate of increase of three percent (3%).  During the term of the Lease, we are responsible for paying our share of operating expenses specified in the Lease, including insurance costs and taxes. We have a one-time right of first offer with respect to certain additional rental space at the Third Street Location. The Lease includes various covenants, indemnities, defaults, termination rights, security deposits and other provisions customary for lease transactions of this nature.

The foregoing summary is qualified in its entirety by reference to the Lease, a copy of which is to be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended June 30, 2018.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Mark A. Wilson
Mark A. Wilson
General Counsel and Secretary

Date:	June 6, 2018